June 4, 2007

Via Facsimile and Federal Express

Clinton Group Inc.
9 West 57th Street
New York, New York 10019
Attn: Conrad Bringsjord, Managing Director

Dear Mr. Bringsjord:

Your letter to the Board of Directors, dated May 30, 2007, seriously mischaracterized your prior dealings with the Company and its representatives. Your assertion that there was no reasonable response to you is completely without merit. Goldman Sachs advised you to submit any proposals to them for discussion. However, you have refused to provide them with the information they requested, and instead you proceeded to publicly make a purported offer that we believe was intended to further your own funds’ short term objectives rather than enhance value for all shareholders.

Your “proposal” is indefinite and highly conditional. It is predicated on transferring control of the Company and its Board to you, in exchange for an investment of only $65 million in the Company, without a full and fair value being paid to all of our shareholders. Further, the supposed benefit to Griffon shareholders of such a transaction is heavily predicated on your valuation analyses that can only be viewed skeptically. We note that your current “proposal” effectively repudiates your earlier publicly announced valuation of the Company.

To be clear, no decision has been made by the Company to pursue a recapitalization or any other specific course of action at this time. However, based upon an initial review, your “proposal” does not appear to be in the best interest of the Company or our shareholders. Be assured, we and our advisors will consider all alternatives in our evaluation of what is in the best interest of Griffon shareholders.

If you truly want to benefit our Company and its shareholders, we once again urge you to contact Goldman Sachs and stop communications which serve only to mislead the investing public.

Very truly yours,

/s/ Harvey R. Blau

Harvey R. Blau

cc:	Dusty Philip
Goldman Sachs & Co.
One New York Plaza
New York, NY 10004

Griffon Board of Directors